Exhibit 99.1

Press Release	For Immediate Release
Date: July 30, 2018

GLEN BURNIE BANCORP ANNOUNCES

SECOND QUARTER 2018 RESULTS

GLEN BURNIE, MD (July 30, 2018) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $0.48 million, or $0.17 per basic and diluted common share for the three-month period ended June 30, 2018, as compared to net income of $0.34 million, or $0.12 per basic and diluted common share for the three-month period ended June 30, 2017.

Bancorp reported net income of $0.73 million, or $0.26 per basic and diluted common share for the six-month period ended June 30, 2018, compared to $0.65 million, or $0.23 per basic and diluted common share for the same period in 2017. Net loans grew by $18.7 million, or 7.0% for the six-month period ended June 30, 2018, as compared to the same period of 2017. At June 30, 2018, Bancorp had total assets of $401.5 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 104th consecutive quarterly dividend on August 3, 2018.

"Our transformative journey which began in 2017, continued into the second quarter of 2018 as we executed our strategic plan and delivered increased shareholder value. We achieved strong financial and operating performance across the Company, positioning us well for sustained growth and creating increased franchise value throughout this year and beyond,” said John D. Long, President and CEO. “Our experienced leadership team, upgraded leverageable infrastructure, diversified business model, positive interest rate risk management, strong indirect lending capabilities, strong asset quality, and attractive deposit mix bode well for the Company’s future. Net interest income continued to rise during the second quarter, driving a consistent core earnings expansion. Net interest income grew by $160,000 or 5.5%, this quarter compared to the same quarter last year, as the balance of our net loan portfolio grew at an annualized rate of 7.0%, when compared to the same period last year. The overall credit environment remained favorable, although the charge off of a single impaired loan led to an increase in our historical loss rate and loan loss provision for the residential real estate loan segment. Headquartered in the dynamic Northern Anne Arundel County market, we believe the Bank is well-positioned and we remain deeply committed to serving the financial needs of the community through the development of new loan and deposit products.”

Highlights for the First Six Months of 2018

Bancorp continued to grow organically in the second quarter of 2018 driven primarily by favorable net loan growth and supported by an improving 0.53% cost of funds, as compared to 0.55% for the same period in 2017. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 12.78% at June 30, 2018, as compared to 14.65% for the same period of 2017.

Return on average assets for the three-month period ended June 30, 2018 was 0.49%, as compared to 0.35% for the three-month period ended June 30, 2017. Return on average equity for the three-month period ended June 30, 2018 was 5.80%, as compared to 4.01% for the three-month period ended June 30, 2017.

The book value per share of Bancorp’s common stock was $11.95 at June 30, 2018, as compared to $12.45 per share at June 30, 2017.

At June 30, 2018, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 11.94% at June 30, 2018, as compared to 13.60% at June 30, 2017. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $401.5 million at June 30, 2018, an increase of $5.3 million or 1.34%, from $396.2 million at June 30, 2017. Investment securities were $87.3 million at June 30, 2018, a decrease of $3.3 million or 3.66%, from $90.6 million at June 30, 2017. Loans, net of deferred fees and costs, were $289.4 million at June 30, 2018, an increase of $18.4 million or 6.78%, from $271.0 million at June 30, 2017. Other assets increased $1.9 million and bank owned life insurance decreased $1.6 million from June 30, 2017 to June 30, 2018 primarily due to the redemption of BOLI policies.

Total deposits were $341.8 million at June 30, 2018, an increase of $6.3 million or 1.88%, from $335.5 million at June 30, 2017. Noninterest-bearing deposits were $108.4 million at June 30, 2018, an increase of $2.8 million or 2.67%, from $105.6 million at June 30, 2017. Interest-bearing deposits were $233.4 million at June 30, 2018, an increase of $3.5 million or 1.52%, from $229.9 million at June 30, 2017. Total borrowings were $25.0 million at June 30, 2018, unchanged from $25.0 million at June 30, 2017.

Stockholders’ equity was $33.5 million at June 30, 2018, a decrease of $1.0 million from $34.5 million at June 30, 2017. The decrease was driven primarily by $1.1 million increase in net unrealized losses associated with the available for sale bond portfolio and interest rate swap contracts.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned, represented 1.05% of total assets at June 30, 2018, as compared to 0.99% for the same period of 2017.

Review of Financial Results

For the three-month periods ended June 30, 2018 and 2017

Net income for the three-month period ended June 30, 2018 was $0.48 million, as compared to net income of $0.34 million for the three-month period ended June 30, 2017.

Net interest income for the three-month period ended June 30, 2018 totaled $3.1 million, as compared to $2.9 million for the three-month period ended June 30, 2017. Average earning loan balances increased to $281.1 million for the three-month period ended June 30, 2018, as compared to $269.5 million for the same period of 2017.

Net interest margin for the three-month period ended June 30, 2018 was 3.21%, as compared to 3.09% for the same period of 2017. Higher yields on interest-earning assets supported by lower funding costs were the primary drivers of year-over-year results, as the yield on interest-earning assets increased 0.11% from 3.62% to 3.73% and the cost of funds decreased 0.01% from 0.55% to 0.54% for the three-month periods ending June 30, 2018 and 2017, respectively.

The provision for loan losses for the three-month period ended June 30, 2018 was $5,000, as compared to $30,000 for the same period of 2017. The decrease for the three-month period ended June 30, 2018 was primarily the result of the positive resolution of a single problem loan, offset by the negative effect on the loss history rate used to establish the required reserves for residential real estate loans of a single loan charge off. As a result, the allowance for loan losses was $2.3 million at June 30, 2018, representing 0.79% of total loans, as compared to $2.6 million, or 0.96% of total loans at June 30, 2017.

Noninterest income for the three-month period ended June 30, 2018 was $0.39 million, as compared to $0.29 million for the three-month period ended June 30, 2017. The results for the second quarter of 2018 include a $100,540 gain on redemption of BOLI policy.

For the three-month period ended June 30, 2018, noninterest expense was $3.01 million, as compared to $2.81 million for the three-month period ended June 30, 2017. The primary contributors to the $0.20 million increase, when compared to the three-month period ended June 30, 2017 were increases in salary and employee benefits, legal, accounting and other professional fees and loan collection costs.

For the six-month periods ended June 30, 2018 and 2017

Net income for the six-month period ended June 30, 2018 was $0.73 million, as compared to net income of $0.65 million for the six-month period ended June 30, 2017.

Net interest income for the six-month period ended June 30, 2018 totaled $6.0 million, as compared to $5.7 million for the six-month period ended June 30, 2017. Average earning loan balances increased to $278 million for the six-month period ended June 30, 2018, as compared to $269 million for the same period of 2017.

Net interest margin for the six-month period ended June 30, 2018 was 3.22%, as compared to 3.08% for the same period of 2017. Higher yields on interest-earning assets supported by lower funding costs were the primary drivers of year-over-year results, as the yield on interest-earning assets increased 0.11% from 3.61% to 3.72% and the cost of funds decreased 0.02% from 0.55% to 0.53% for the six-month periods ending June 30, 2018 and 2017, respectively.

The provision for loan losses for the six-month period ended June 30, 2018 was $0.36 million, as compared to $0.17 million for the same period of 2017. The increase for the six-month period ended June 30, 2018 was primarily the negative effect of a single charge off on the loss history rate used to establish the required reserves for residential real estate loans. As a result, the allowance for loan losses was $2.3 million at June 30, 2018, representing 0.79% of total loans, as compared to $2.6 million, or 0.96% of total loans for the same period of 2017.

Noninterest income for the six-month period ended June 30, 2018 was $0.87 million, as compared to $0.57 million for the six-month period ended June 30, 2017. The results for the first half of 2018 include gains on redemptions of BOLI policies of $306,877.

For the six-month period ended June 30, 2018, noninterest expense was $5.85 million, as compared to $5.38 million for the six-month period ended June 30, 2017. The primary contributors to the $0.47 million increase, when compared to the six-month period ended June 30, 2017 were increases in salary and employee benefits, accounting and other professional fees and loan collection costs, partially offset by decreases in data processing and item processing services and advertising and marketing related expenses.

# # #

Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2018	2018	2017	2017
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$2,584	$2,449	$2,610	$3,055
Interest bearing deposits with banks and federal funds sold	5,498	6,079	9,995	14,283
Total Cash and Cash Equivalents	8,082	8,528	12,605	17,338

Investment securities available for sale, at fair value	87,314	90,329	89,349	90,629
Restricted equity securities, at cost	1,443	1,231	1,232	1,440

Loans, net of deferred fees and costs	289,408	275,716	271,612	271,035
Less: Allowance for loan losses	(2,284)	(2,899)	(2,589)	(2,599)
Loans, net	287,124	272,817	269,023	268,436

Real estate acquired through foreclosure	114	114	114	114
Premises and equipment, net	3,195	3,271	3,371	3,547
Bank owned life insurance	7,780	8,290	8,713	9,428
Deferred tax assets, net	2,713	2,759	2,429	2,803
Accrued interest receivable	1,142	1,182	1,133	1,092
Accrued taxes receivable	-	-	465	631
Prepaid expenses	471	554	433	493
Other assets	2,093	1,295	583	210
Total Assets	$401,471	$390,370	$389,450	$396,161

LIABILITIES
Noninterest-bearing deposits	$108,414	$107,073	$104,017	$105,597
Interest-bearing deposits	233,393	229,097	230,221	229,899
Total Deposits	341,807	336,170	334,238	335,496

Short-term borrowings	25,000	20,000	20,000	20,000
Long-term borrowings	-	-	-	5,000
Defined pension liability	317	341	335	374
Accrued Taxes Payable	28	134	-	-
Accrued expenses and other liabilities	775	538	835	757
Total Liabilities	367,927	357,183	355,408	361,627

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,807,819, 2,804,456, 2,801,149, and 2,793,748 shares as of June 30, 2018, March 31, 2018, December 31, 2017, and June 30, 2017, respectively.	2,808	2,804	2,801	2,794
Additional paid-in capital	10,335	10,301	10,267	10,199
Retained earnings	21,778	21,581	21,605	21,803
Accumulated other comprehensive loss	(1,377)	(1,499)	(631)	(262)
Total Stockholders' Equity	33,544	33,187	34,042	34,534
Total Liabilities and Stockholders' Equity	$401,471	$390,370	$389,450	$396,161

GLEN BURNIE BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income
Interest and fees on loans	$2,958	$2,842	$5,830	$5,616
Interest and dividends on securities	535	507	1,059	1,025
Interest on deposits with banks and federal funds sold	50	31	98	62
Total Interest Income	3,543	3,380	6,987	6,703

Interest expense
Interest on deposits	325	327	634	659
Interest on short-term borrowings	165	84	308	167
Interest on long-term borrowings	-	76	-	152
Total Interest Expense	490	487	942	978

Net Interest Income	3,053	2,893	6,045	5,725
Provision for loan losses	(5)	(30)	355	165
Net interest income after provision for loan losses	3,058	2,923	5,690	5,560

Noninterest income
Service charges on deposit accounts	61	68	128	136
Other fees and commissions	179	168	347	328
Gains on redemption of BOLI policies	101	-	308	-
Income on life insurance	45	51	89	100
Other income	-	1	-	3
Total Noninterest Income	386	288	872	567

Noninterest expenses
Salary and employee benefits	1,649	1,615	3,371	3,036
Occupancy and equipment expenses	274	286	579	584
Legal, accounting and other professional fees	277	197	509	403
Data processing and item processing services	154	143	286	312
FDIC insurance costs	65	63	122	123
Advertising and marketing related expenses	32	42	49	73
Loan collection costs	80	29	121	47
Telephone costs	67	59	124	114
Other expenses	413	376	685	689
Total Noninterest Expenses	3,011	2,810	5,846	5,381

Income before income taxes	433	401	716	746
Income tax expense	(45)	63	(17)	92

Net income	$478	$338	$733	$654

Basic and diluted net income per share of common stock	$0.17	$0.12	$0.26	$0.23

GLEN BURNIE BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the six months ended June 30, 2018 and 2017 (unaudited)
(dollars in thousands)

				Accumulated
				Other
		Additional		Comprehensive	Total
	Common	Paid-in	Retained	(Loss)	Stockholders'
	Stock	Capital	Earnings	Income	Equity
Balance, December 31, 2016	$2,787	$10,130	$21,708	$(810)	$33,815

Net income	-	-	654	-	654
Cash dividends, $0.20 per share	-	-	(559)	-	(559)
Dividends reinvested under
dividend reinvestment plan	7	69	-	-	76
Other comprehensive income	-	-	-	548	548
Balance, June 30, 2017	$2,794	$10,199	$21,803	$(262)	$34,534

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2017	$2,801	$10,267	$21,605	$(631)	$34,042

Net income	-	-	733	-	733
Cash dividends, $0.20 per share	-	-	(560)	-	(560)
Dividends reinvested under
dividend reinvestment plan	7	68	-	-	75
Other comprehensive loss	-	-	-	(746)	(746)
Balance, June 30, 2018	$2,808	$10,335	$21,778	$(1,377)	$33,544

THE BANK OF GLEN BURNIE
CAPITAL RATIOS
(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2018:
(unaudited)
Common Equity Tier 1 Capital	$33,335	11.94%	$12,559	4.50%	$18,140	6.50%
Total Risk-Based Capital	$35,662	12.78%	$22,326	8.00%	$27,908	10.00%
Tier 1 Risk-Based Capital	$33,335	11.94%	$16,745	6.00%	$22,326	8.00%
Tier 1 Leverage	$33,335	8.39%	$15,883	4.00%	$19,854	5.00%

As of March 31, 2018:
(unaudited)
Common Equity Tier 1 Capital	$33,132	12.73%	$11,712	4.50%	$16,917	6.50%
Total Risk-Based Capital	$36,047	13.85%	$20,822	8.00%	$26,027	10.00%
Tier 1 Risk-Based Capital	$33,132	12.73%	$15,616	6.00%	$20,822	8.00%
Tier 1 Leverage	$33,126	8.40%	$15,774	4.00%	$19,718	5.00%

As of December 31, 2017:
(audited)
Common Equity Tier 1 Capital	$32,946	12.83%	$11,553	4.50%	$16,687	6.50%
Total Risk-Based Capital	$35,543	13.84%	$20,538	8.00%	$25,673	10.00%
Tier 1 Risk-Based Capital	$32,946	12.83%	$15,404	6.00%	$20,538	8.00%
Tier 1 Leverage	$32,928	8.43%	$15,617	4.00%	$19,521	5.00%

As of June 30, 2017:
(unaudited)
Common Equity Tier 1 Capital	$33,837	13.60%	$11,198	4.50%	$16,175	6.50%
Total Risk-Based Capital	$36,458	14.65%	$19,907	8.00%	$24,884	10.00%
Tier 1 Risk-Based Capital	$33,837	13.60%	$14,931	6.00%	$19,907	8.00%
Tier 1 Leverage	$33,837	8.61%	$15,717	4.00%	$19,647	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended		Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,	December 31,
	2018	2018	2017	2018	2017	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

Financial Data
Assets	$401,471	$390,353	$396,161	$401,471	$396,161	$389,450
Investment securities	87,314	90,329	90,629	87,314	90,629	89,349
Loans, (net of deferred fees & costs)	289,408	275,699	271,035	289,408	271,035	271,612
Allowance for loan losses	2,284	2,899	2,599	2,284	2,599	2,589
Deposits	341,807	336,169	335,496	341,807	335,496	334,238
Borrowings	25,000	20,000	25,000	25,000	25,000	20,000
Stockholders' equity	33,544	33,188	34,534	33,544	34,534	34,042
Net income	478	255	338	733	654	911

Average Balances
Assets	$396,033	$391,832	$392,959	$393,934	$392,263	$392,363
Investment securities	91,290	92,449	92,364	91,870	93,213	91,634
Loans, (net of deferred fees & costs)	281,104	273,964	269,533	277,534	268,514	269,600
Deposits	335,479	334,492	336,724	334,985	336,585	335,805
Borrowings	26,394	22,752	21,278	24,573	20,832	21,458
Stockholders' equity	33,404	33,817	34,205	33,532	34,027	34,322

Performance Ratios
Annualized return on average assets	0.49%	0.26%	0.35%	0.38%	0.34%	0.23%
Annualized return on average equity	5.80%	3.06%	4.01%	4.43%	3.90%	2.65%
Net interest margin	3.21%	3.22%	3.09%	3.22%	3.08%	3.12%
Dividend payout ratio	59%	109%	83%	76%	85%	123%
Book value per share	$11.95	$11.83	$12.37	$11.96	$12.37	$12.15
Basic and diluted net income per share	0.17	0.09	0.12	0.26	0.23	0.33
Cash dividends declared per share	0.10	0.10	0.10	0.10	0.10	0.40
Basic and diluted weighted average shares outstanding	2,806,599	2,802,509	2,792,656	2,804,565	2,791,824	2,794,381

Asset Quality Ratios
Allowance for loan losses to loans	0.79%	1.05%	0.96%	0.79%	0.96%	0.95%
Nonperforming loans to avg. loans	1.46%	2.09%	1.33%	1.48%	1.33%	1.32%
Allowance for loan losses to nonaccrual & 90+ past due loans	58.6%	52.7%	72.5%	58.6%	72.5%	77.7%
Net charge-offs annualize to avg. loans	0.94%	0.07%	0.04%	0.48%	0.04%	0.09%

Capital Ratios
Common Equity Tier 1 Capital	11.94%	12.73%	13.60%	11.94%	13.60%	12.83%
Tier 1 Risk-based Capital Ratio	11.94%	12.73%	13.60%	11.94%	13.60%	12.83%
Leverage Ratio	8.39%	8.40%	8.61%	8.39%	8.61%	8.43%
Total Risk-Based Capital Ratio	12.78%	13.85%	14.65%	12.78%	14.65%	13.84%